                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of report (Date of earliest event reported): November 30, 1998


                       PRODUCTION RESOURCE GROUP, L.L.C.
             (Exact name of Registrant as Specified in its Charter)


            Delaware                      333-46235                         14-1786937
 (State or other Jurisdiction     (Commission File Number)       (IRS Employer Identification No.)
 of Formation)

     539 Temple Hill Road, New Windsor, New York               12553

     (Address of Principal Executive Offices)               (Zip Code)



                                 (914) 567-5700
              (Registrant's Telephone Number, Including Area Code)

Item 2.   Acquisitions

         On November 30, 1998 Production Resource Group, L.L.C. (the "Company") acquired all of the shares of the outstanding common stock of Haas Multiples Environmental Marketing & Design, Inc., a Minnesota corporation, ("Haas"), pursuant to a Merger Agreement, dated November 25, 1998, among the shareholders of Haas, PRG Acquisition II Corp., a wholly-owned subsidiary of the Company, and the Company. Pursuant to the Merger Agreement, in exchange for the aforementioned Haas stock, the Company paid approximately $7.0 million in cash to the shareholders of Haas. The amount of consideration paid to the Haas shareholders was reached through arm's-length negotiations and was funded from the Company's available cash. A copy of the Acquisition Agreement is attached as
Exhibit 10.13.

         Haas, which is based in Minneapolis, is a leader in exhibit and retail environment design and fabrication. Haas will continue its business and operations as part of the Company's Event & Retail Group which will be led by Thomas J. Van Hercke, the former President of Haas.

         Prior to the acquisition, the ownership in Haas was held by Raymond E. Andrews, Donald R. Bendickson, James D. Bucher, William R. Dircks, Michael A. Maher and Thomas J. Van Hercke.

         Haas's consolidated revenues for its fiscal year ended December 31, 1997 were approximately $19.7 million.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a) (b) Financial Statements of Businesses Acquired. Pro Forma Financial Information

         As of the date of this report, the financial statements and pro forma financial information required by this item are not available. It is the Company's intention that such financial statements and pro forma data will be filed within 60 days of the due date of this report, as required under applicable regulations of the Securities and Exchange Commission.

(c) Exhibits

                                 EXHIBIT INDEX

Exhibit No.        Document Description
- -------        --------------------


10.13 Merger Agreement among Production Resource Group, L.L.C., PRG Acquisition II Corp., Raymond E. Andrews, Donald R. Bendickson, James D. Bucher, William R. Dircks, Michael A. Maher and Thomas J. Van Hercke as Stockholders, and Haas Multiples Environmental Marketing & Design, Inc.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K, to be signed on its behalf by the undersigned hereunto duly authorized.


                                  PRODUCTION RESOURCE GROUP, L.L.C.
                                           (Registrant)




Date: December 14, 1998       By: /s/ Robert A. Manners
                                  -----------------------------------------
                                      Robert A. Manners
                                  Senior Vice President & General Counsel